�ARGO GROUP 22 August 2018 Susan Comparato Dear Susan, I am pleased to confirm our offer of employment on behalf of Argo Group, as an SVP, US General Counsel in our New York, NY office. This employment offer is valid until 27 August 2018 and is contingent upon the successful completion of a pre-employment drug screen, background check, and reference check. You will report to Kevin Rehnberg, President - Argo Group US. It is anticipated that you will draw upon your extensive experience and industry knowledge to enable Argo Group to meet its operating, growth and profitability objectives. Below is a summary of the primary components of our offer of employment: Compensation You will be paid a biweekly salary of $13,653.85 (which equates to an annualized salary of $355,000.10). Pay days are every other Friday. Our Executives are expected to manage time off appropriately, while meeting business objectives timely. In addition to company provided fixed holidays, bereavement leave, jury· duty or court appearances, and military leave, you will be eligible to take paid time off annually for vacation, illness, medical appointments, to care for an ill family member or for personal business. You will be eligible to participate in Argo Group's Annual Incentive Compensation Plan ("the Profit Sharing Plan") at a target participation rate equal to 70% of your annual base salary. Awards pursuant to the Annual Incentive Plan are based on achievement of financial, operational and individual goals and are therefore not guaranteed and may be lower or higher than your target amount. Any profit sharing award you may receive will be subject to appropriate employment and income taxes. You will be eligible to participate in this Plan for the year 2018, payable in 2019. Awards are pro-rated for employees who do not work the entire calendar year. You must be actively employed with the expectation of continued employment at the time the profit sharing award is paid in order to be eligible to receive an award. In addition, you are eligible to participate in Argo Group's Long Term Incentive Compensation Plan ("the Plan") at a target participation rate equal to $196,500.00 annually. Awards under the plan are made on a discretionary basis and are typically awarded each Spring. If your start date falls after the annual grants have been awarded in the current year, then you will receive an annual award in the Spring of the following year. Your position is placed in the compensation Band 4. Under our L Tl schema, your award will be granted in the form of 75% restricted stock and 25% restricted cash. Participants in Bands 1-5 are required to comply with our Equity Ownership Guidelines, which will be communicated as part of your offer package. 175 E. Houston St., Suite 1300 San Antonio, TX 78205 www.argolimited.com Mailing Address: PO Box 469011 San Antonio, TX 78246 T2103218400 F 210 321 8503 Exhibit 10.38